Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-285668, Form S-8 No. 333-185264 and Form S-8 No. 333-256954) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan and the Registration Statements (Form S-3 No. 333-264300, No. 333-274402, No. 333-278939, and No. 333-284220) of Delek Logistics Partners, LP of our report dated February 20, 2025, with respect to the financial statements of Red River Pipeline Company LLC as of and for the years ended December 31, 2024 and 2023, which report is incorporated by reference in this Annual Report (Form 10-K) of Delek Logistics Partners, LP.

/s/WEAVER AND TIDWELL, L.L.P.

Houston, Texas
February 27, 2026